Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan
Director, Investor Relations
IHOP Corp.
818-637-3632

IHOP CORP.  NAMES JULIA STEWART CHAIRMAN OF THE BOARD

GLENDALE, Calif., May 17, 2006 —  IHOP Corp. (NYSE: IHP) announced today that Julia A. Stewart, an IHOP director and President and Chief Executive Officer, has been appointed Chairman of the Company’s Board of Directors.  Ms. Stewart succeeds IHOP’s former Chairman, Larry Alan Kay, who will remain on the IHOP Board as Lead Director.

Larry Alan Kay said, “Over the past four years, Julia has re-energized IHOP with truly exceptional results, and today’s announcement reflects the natural progression of her duties and responsibilities.  Her strategic thinking and deep industry knowledge have driven IHOP’s successful revitalization and the Company’s ability to significantly enhance shareholder value.  In recognition of Julia’s unique qualities and record of success at IHOP, the Board unanimously selected Julia to be its new Chairman.”

Julia A. Stewart, IHOP’s Chairman, President and Chief Executive Officer, said, “I am pleased to take on the role of Chairman of IHOP’s Board of Directors, and I want to thank Larry Kay for his long and continuing service to our Company.  I hope that I can match the leadership skills and strategic vision that have served Larry and the Board so well under his tenure as Chairman.  I am extremely optimistic about the prospects of our Company, and am eager to work closely with the entire Board of Directors to further strengthen our strategic outlook.”

Julia Stewart is a 34-year veteran of the foodservice industry. Since joining IHOP in December 2001, Ms. Stewart has implemented significant shifts in strategy as she leads the efforts to revitalize the brand and realize IHOP’s vision to become number one in family dining. Under her management, IHOP has successfully transitioned to an operations, marketing and training focused company that has generated industry-leading sales performance.  She is the recipient of prestigious industry awards including the Silver Plate, Golden Chain, and the Commitment to People award.

Larry Alan Kay has served on the Company’s Board of Directors since May 1987, and as its Chairman since January 2003. For the past 12 years, he has been a consultant and private investor.  From 1978 to 1993, Mr. Kay served in various capacities at IHOP and its parent company, including Secretary and General Counsel and Executive Vice President.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

based IHOP Corp.  As of March 31, 2006, the end of IHOP’s first quarter, there were 1,252 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.